Exhibit 10.1

AMENDMENT TO THE

MEDICINOVA, INC.

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

This Amendment (this “Amendment”) to the Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”) of MediciNova, Inc., a Delaware corporation (the “Company”), is made effective as of June 6, 2008. Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning afforded such term under the 2004 Plan.

WITNESSETH:

WHEREAS, at a duly noticed meeting of the Board of Directors held on March 18, 2008, the Board of Directors determined it to be in the best interests of the Company to amend the 2004 Plan to increase the number of Shares authorized for issuance thereunder by one million (1,000,000) Shares;

WHEREAS, immediately prior to the adoption of this Amendment, there were two million six hundred thirty thousand (2,630,000) Shares authorized for issuance under the 2004 Plan;

WHEREAS, at the Company’s Annual Meeting of Stockholders held on June 6, 2008, the Company’s stockholders approved the increase in the authorized number of Shares reserved for issuance under the 2004 Plan by one million (1,000,000) Shares, or from two million six hundred thirty thousand (2,630,000) Shares to three million six hundred thirty thousand (3,630,000) Shares.

NOW, THEREFORE, be it resolved that the 2004 Plan is hereby amended as follows:

1. Stock Subject to Plan. Section 5(a) of the 2004 Plan shall be amended by increasing the number of Shares authorized for issuance as Awards under the 2004 Plan by one million (1,000,000) Shares.

2. Date of Amendment. To record the adoption of this Amendment to the 2004 Plan by the Board of Directors as of March 18, 2008, and the approval by the Company’s stockholders of this Amendment effective as of June 6, 2008, the Company has caused its authorized officer to execute the same as of the date first set forth above.

MEDICINOVA, INC.

By:	/s/ Shintaro Asako
Shintaro Asako Chief Financial Officer